SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED AUGUST 13, 2007
(To Prospectus dated August 13, 2007)

$1,356,326,100
(Approximate)

CWABS, Inc.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CWABS Asset-Backed Certificates Trust 2007-12
Issuing Entity

Asset-Backed Certificates, Series 2007-12

This Supplement revises the Prospectus Supplement dated August 13, 2007 to the Prospectus dated August 13, 2007 with respect to the above-captioned series of certificates as described on the following pages.

Countrywide Securities Corporation

The date of this Supplement is September 11, 2007.

On both the cover page and page S-3 of the Prospectus Supplement, the Original Certificate Principal Balances of the Class 1-M-1, Class 2-M-1, Class 1-M-2, Class 2-M-2, Class 1-M-3 and Class 2-M-3 are revised to be $17,953,000, $18,547,000, $11,849,000, $12,241,000, $31,956,000 and $33,013,000, respectively.

On page S-13 of the Prospectus Supplement, the section captioned “Summary of Prospectus Supplement—Repurchase, Substitution and Purchase of Mortgage Loans” is deleted in its entirety and replaced with the following:

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute a replacement mortgage loan for, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.

Additionally, the master servicer may purchase, or may be directed by a third party to purchase, from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more according to the OTS Method.

In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the second day of the month following the closing date or, in the case of such a mortgage loan that does not have a scheduled payment due until after the cut-off date, a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that seller’s repurchase obligation.

If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if (i) Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity and (ii) the stated principal balance of that mortgage loan, when taken together with the aggregate of the stated principal balances of all other mortgage loans in the same loan group that have been so modified since the closing date at the time of those modifications, does not exceed an amount equal to 5% of the aggregate initial certificate principal balance of the related certificates.  Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.  See “Servicing of the Mortgage Loans – Certain Modifications and Refinancings” in this prospectus supplement.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

See “The Mortgage Pool — Assignment of the Mortgage Loans” and “Description of the Certificates — Optional Purchase of Defaulted Loans and Certain Delinquent Loans”in this prospectus supplement and “Loan Program— Representations by Sellers; Repurchases” in the prospectus.

On page S-22 of the Prospectus Supplement, the fourth bullet of the sixth paragraph appearing in the section captioned “Risk Factors—Prepayments on the Mortgage Loans Are Unpredictable and Could Adversely Affect Your Yield and Reinvestment; Other Factors May Affect the Rate of Principal Distributions on Your Certificates and Your Yield” is deleted in its entirety and replaced with the following:

•	whether the master servicer exercises, or is directed by a third party to exercise, its option to purchase certain delinquent and defaulted mortgage loans,

On pages S-22 and S-23 of the Prospectus Supplement, the last two paragraphs appearing in the section captioned “Risk Factors—Prepayments on the Mortgage Loans Are Unpredictable and Could Adversely Affect Your Yield and Reinvestment; Other Factors May Affect the Rate

of Principal Distributions on Your Certificates and Your Yield” are deleted in their entirety and replaced with the following:

The master servicer is permitted to purchase certain delinquent mortgage loans from the issuing entity as described under “Description of the Certificates—Optional Purchase of Defaulted Loans and Certain Delinquent Loans” in this prospectus supplement.  The master servicer may grant a third party, which may be a certificateholder, the right to direct the exercise of this option.  The exercise of this option to purchase defaulted mortgage loans could affect the level of the overcollateralization target amount and distributions to the holders of the certificates, which may adversely affect the market value of your certificates.  A third party is not required to take your interests into account when deciding whether or not to direct the exercise of this option and may direct the exercise of this option when the master servicer would not otherwise exercise it.  As a result, the performance of this transaction may differ from transactions in which this option was not granted to a third party.

The master servicer also is permitted to purchase certain early payment delinquent mortgage loans from the issuing entity as described under “Description of the Certificates—Optional Purchase of Defaulted Loans and Certain Delinquent Loans” in this prospectus supplement.  Many factors could affect the decision of the master servicer to exercise its option to purchase a mortgage loan that is eligible for purchase, including the master servicer’s financial ability, the impact on the holders of the certificates and the state of the business relationship between the master servicer and the underlying seller, including whether the underlying seller of that mortgage loan is willing or able to purchase that mortgage loan. The master servicer is not required to take your interests into account when deciding whether or not to exercise this option.

See “Description of the Certificates—Principal” and “—Optional Purchase of Defaulted Loans and Certain Delinquent Loans” in this prospectus supplement.

On page S-43 of the Prospectus Supplement, the following paragraph is inserted as a new paragraph in between the second and third paragraphs appearing in the section captioned “Servicing of the Mortgage Loans—Countrywide Home Loans”:

On August 16, 2007, Standard & Poor’s Ratings Services affirmed its “A/A-1” counterparty credit ratings on Countrywide Home Loans and placed such ratings on “CreditWatch Negative” status.  On August 16, 2007, Moody’s Investors Service changed its senior debt rating assigned to Countrywide Home Loans from “A3” to “Baa3” and its short-term debt rating assigned to Countrywide Home Loans from “Prime-2” to “Prime-3”, and Moody’s Investors Service also placed such ratings under review for further downgrade.  On August 16, 2007, Fitch Ratings changed its long-term issuer default rating assigned to Countrywide Home Loans from “A” to “BBB+” and its short-term issuer default rating assigned to Countrywide Home Loans from “F1” to “F2”, and on August 23, 2007, Fitch Ratings placed such ratings on “Rating Watch Evolving” status.

On page S-86 of the Prospectus Supplement, the section captioned “Optional Purchase of Defaulted Loans” is deleted in its entirety and replaced with the following, and the Table of Contents on page i is updated to reflect the revised section heading:

Optional Purchase of Defaulted Loans

As to any Mortgage Loan that is delinquent in payment by 150 days or more according to the OTS Method, the Master Servicer may, at its option but subject to certain conditions specified in the Pooling and Servicing Agreement, purchase the Mortgage Loan at a price equal to 100% of the Stated Principal Balance thereof plus accrued interest thereon at the applicable Net Mortgage Rate from the date through which interest was last paid by the related borrower or advanced to the first day of the month in which the amount is to be distributed to certificateholders.  The Master Servicer must exercise this right, if at all, on or before the last day of the calendar month in which the related Mortgage Loan became 150 days delinquent.  The Master Servicer may enter into an agreement with a third party, which may be a certificateholder, granting that party the right to direct the Master Servicer to exercise its right to purchase those defaulted Mortgage Loans and requiring that party to purchase those Mortgage Loans from the Master Servicer.  In addition, if a Mortgage Loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a Scheduled Payment due on or prior to the second day of the month following the Closing Date or, in the case of a Mortgage Loan that does not have a Scheduled Payment due until after the Cut-off Date, a delinquency on a Scheduled Payment due on or prior to the first Scheduled Payment owing to the Issuing Entity, the Master Servicer will have the option to purchase that Mortgage Loan until the 270th day following the date on which that Mortgage Loan becomes subject to that seller’s repurchase obligation.

On pages S-113 and S-114 of the Prospectus Supplement, the decrement tables for the Class 1-M-1, Class 2-M-1, Class 1-M-2, Class 2-M-2, Class 1-M-3 and Class 2-M-3 Certificates are deleted in their entirety and replaced with the following:

	Class 1-M-1					Class 2-M-1
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 25, 2008	100	100	100	100	100	100	100	100	100	100
August 25, 2009	100	100	100	100	100	100	100	100	100	100
August 25, 2010	100	100	100	100	100	100	100	100	100	100
August 25, 2011	100	83	60	100	100	100	83	60	100	100
August 25, 2012	98	67	45	30	0	98	67	45	28	0
August 25, 2013	84	54	34	22	0	84	54	33	19	0
August 25, 2014	73	44	26	0	0	73	43	25	0	0
August 25, 2015	63	35	0	0	0	63	35	0	0	0
August 25, 2016	55	29	0	0	0	55	28	0	0	0
August 25, 2017	47	23	0	0	0	47	23	0	0	0
August 25, 2018	41	0	0	0	0	41	0	0	0	0
August 25, 2019	35	0	0	0	0	35	0	0	0	0
August 25, 2020	31	0	0	0	0	30	0	0	0	0
August 25, 2021	26	0	0	0	0	26	0	0	0	0
August 25, 2022	23	0	0	0	0	22	0	0	0	0
August 25, 2023	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	10.38	6.95	5.36	5.11	4.95	10.35	6.93	5.34	5.08	4.95
Weighted Average Life to Maturity (in years)	11.78	7.84	6.06	5.72	8.31	11.62	7.69	5.90	5.51	8.13

	Class 1-M-2					Class 2-M-2
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 25, 2008	100	100	100	100	100	100	100	100	100	100
August 25, 2009	100	100	100	100	100	100	100	100	100	100
August 25, 2010	100	100	100	100	100	100	100	100	100	100
August 25, 2011	100	83	60	100	100	100	83	60	100	100
August 25, 2012	98	67	45	30	0	98	67	45	29	0
August 25, 2013	84	54	34	22	0	84	54	33	20	0
August 25, 2014	73	44	26	0	0	73	43	25	0	0
August 25, 2015	63	35	0	0	0	63	35	0	0	0
August 25, 2016	55	29	0	0	0	55	28	0	0	0
August 25, 2017	47	23	0	0	0	47	23	0	0	0
August 25, 2018	41	0	0	0	0	41	0	0	0	0
August 25, 2019	35	0	0	0	0	35	0	0	0	0
August 25, 2020	31	0	0	0	0	30	0	0	0	0
August 25, 2021	26	0	0	0	0	26	0	0	0	0
August 25, 2022	23	0	0	0	0	22	0	0	0	0
August 25, 2023	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	10.38	6.95	5.32	4.88	4.95	10.35	6.93	5.30	4.85	4.95
Weighted Average Life to Maturity (in years)	11.72	7.82	6.00	5.47	6.46	11.56	7.68	5.86	5.28	6.24

	Class 1-M-3					Class 2-M-3
Distribution Date	50%	75%	100%	125%	150%	50%	75%	100%	125%	150%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 25, 2008	100	100	100	100	100	100	100	100	100	100
August 25, 2009	100	100	100	100	100	100	100	100	100	100
August 25, 2010	100	100	100	100	100	100	100	100	100	100
August 25, 2011	100	83	60	63	100	100	83	60	63	100
August 25, 2012	98	67	45	30	0	98	67	45	29	0
August 25, 2013	84	54	34	21	0	84	54	33	20	0
August 25, 2014	73	44	26	0	0	73	43	25	0	0
August 25, 2015	63	35	0	0	0	63	35	0	0	0
August 25, 2016	55	29	0	0	0	55	28	0	0	0
August 25, 2017	47	23	0	0	0	47	23	0	0	0
August 25, 2018	41	0	0	0	0	41	0	0	0	0
August 25, 2019	35	0	0	0	0	35	0	0	0	0
August 25, 2020	31	0	0	0	0	30	0	0	0	0
August 25, 2021	26	0	0	0	0	26	0	0	0	0
August 25, 2022	23	0	0	0	0	22	0	0	0	0
August 25, 2023	0	0	0	0	0	0	0	0	0	0

Weighted Average Life to Optional Termination (in years)	10.38	6.95	5.28	4.67	4.84	10.35	6.93	5.26	4.64	4.83
Weighted Average Life to Maturity (in years)	11.64	7.79	5.94	5.23	5.47	11.48	7.66	5.81	5.06	5.27